SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 11, 2007

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2007, YRC Worldwide Inc. (the “Company”) announced the resignation of James L. Welch as President of the Company’s Yellow Transportation, Inc. subsidiary, with Mr. Welch’s resignation effective as of January 31, 2007. A copy of the press release making that announcement is filed as Exhibit 99.1. In connection with his departure, the Company entered into a Separation Agreement and Complete Release (the “Agreement”) with Mr. Welch, a copy of which is filed as Exhibit 10.1. The terms of the Agreement generally follow the Company’s Executive Severance Policy (the “Policy”), a copy of which was filed as an exhibit to the Company’s Current Report on Form 8-K filed on July 25, 2006. As the Company desired to prevent Mr. Welch from competing with the Company, the Compensation Committee of the Company’s Board of Directors approved certain additional benefits for Mr. Welch in exchange for his agreement not to compete with the Company for 29 months following his departure. Among other items, the covenant not to compete and the following additional modifications from the Policy were incorporated into the Agreement:

1.	Mr. Welch will receive an amount equal to 29 months of his annual salary of $476,000, payable over 29 months rather than the two times annual salary amount that the Policy provides.

2.	Mr. Welch will continue to receive monthly payments of $2,083 for 29 months equal to the amounts that he would have received under the Company’s perquisite program had he remained employed with the Company during the 29-month period.

3.	Mr. Welch will receive medical, dental and vision coverage at employee rates for 29 months following his departure rather than the 24 months that the Policy provides.

4.	So long as Mr. Welch complies with the covenant not to compete that the Agreement contains through June 2, 2009, Mr. Welch will receive on that date a lump sum, non-qualified, cash payment of $1,664,165.55 equal to the sum of (a) the pension benefits that Mr. Welch would have received had he been age 55 upon his departure plus (b) an estimate of retiree medical premiums that Mr. Welch would have paid to the Company for retiree medical coverage from age 55 until age 65.

5.	For the purposes of the Company’s 2004 Long-Term Incentive Plan, as amended (“LTIP”), Mr. Welch will be treated as if he retired prior to age 65. With respect to previously granted share units, those units will continue to vest 50% in three years from the date of grant with the remaining 50% vesting six years from the date of grant, in each case, so long as Mr. Welch does not forfeit unvested units by competing with the Company prior to the vesting date. Mr. Welch will also receive LTIP grants for the 2004-06, 2005-07 and 2006-08 LTIP performance periods, in each case, on the same basis as similarly situated LTIP participants and pro rated for his service during each period. The share unit component of these grants will contain the same covenants not to compete with the Company as his existing grants. Since Mr. Welch will have only worked for four weeks in the 2007-09 LTIP performance period, the Company has agreed to pay him a cash amount of $4,576.92 as an estimate of his pro rated payout for that period at the target amount.

Item 8.01. Other Events.

On January 15, 2007, the Company announced the restructuring of its national operations by forming YRC National Transportation, Inc., as a holding company for its Yellow Transportation, Inc. and Roadway Express, Inc. subsidiaries, and combining certain management functions of these operations. The Company also announced the formation of an enterprise sales organization called YRC Enterprise Solutions Group Inc. A copy of the press release making these announcements is filed as Exhibit 99.1. In connection with these restructuring activities, the Company expects to incur a restructuring charge of $7 - $12 million in the first quarter of 2007 to cover severance for certain eliminated positions, separation payments for Mr. Welch, and certain other expenses.

Beginning on January 1, 2007, the Company intends to report the following business segments that align with the Company’s management structure: National (including Roadway and Yellow Transportation), Regional (including New Penn Motor Express, Inc., USF Glen Moore Inc., USF Holland Inc. and USF Reddaway Inc.), Logistics (including Meridian IQ, Inc.) and Corporate/Other.

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Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

10.1	Separation Agreement and Complete Release, dated January 11, 2007, by James L. Welch, YRC Worldwide Inc. and Yellow Transportation, Inc.

99.1	Press release dated January 15, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2007

YRC WORLDWIDE INC.

By:	/S/ DANIEL J. CHURAY
Daniel J. Churay
Senior Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation Agreement and Complete Release, dated January 11, 2007, by James L. Welch, YRC Worldwide Inc. and Yellow Transportation, Inc.

99.1	Press release dated January 15, 2007.